UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2016

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2016, Republic Airways Holdings Inc. (the "Company," or "we," or "us"), along with Republic Airline Inc. ("Republic") (a wholly-owned subsidiary of the Company), and Bombardier Inc. ("Bombardier"), Learjet, Inc., and C Series Aircraft Limited Partnership (collectively, the "Bombardier Parties") entered into Contract Change Order No. 3 (the "Amendment") to amend the original aircraft purchase agreement with Bombardier, dated February 25, 2010 (the "Purchase Agreement"), for the delivery of 40 Bombardier CS300 Series aircraft with the option to purchase up to an additional 40 aircraft. The Amendment provided for deferral of (1) scheduled aircraft payments to Bombardier and (2) scheduled aircraft deliveries, as previously scheduled under the Purchase Agreement.
In addition, the Company and the Bombardier Parties reached a settlement agreement (the "Settlement") to provide for a general unsecured claim in the amount of $1.5 million and an administrative claim of $0.7 million for the satisfaction of certain claims asserted against the Company and Republic.
The Company filed a motion in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") to seek approval for the Settlement and the Amendment. The motion is scheduled to be heard before the Bankruptcy Court on November 17, 2016. The agreements will become effective following issuance of the approval order by the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: October 26, 2016